TIMET REPORTS FIRST QUARTER 2007 RESULTS

DALLAS, TEXAS . . . May 7, 2007 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $75.0 million, or $0.41 per diluted share, for the quarter ended March 31, 2007, compared to $56.8 million, or $0.32 per diluted share, for the quarter ended March 31, 2006.

The Company’s net sales increased 19% from $286.9 million during the first quarter of 2006 to $341.7 million during the first quarter of 2007 due primarily to increases in average selling prices and favorable product mix. Melted product average selling prices increased 37% and mill product average selling prices increased 20% during the first quarter of 2007 as compared to the year-ago period. While combined volume of melted and mill product shipments during the first quarter of 2007 approximated the prior year volumes, market demands resulted in a shift of TIMET’s product mix toward an increased level of mill products which require additional processing and resources as compared to melted product, but which also command higher sales prices.

Operating income increased 22% to $116.2 million for the quarter ended March 31, 2007 compared to $95.1 million for the quarter ended March 31, 2006. In addition to higher production costs associated with the shift in product mix comparing the first quarters of 2006 and 2007, cost of sales also increased due to higher costs of certain raw materials, including titanium sponge. Profitability was favorably impacted by TIMET’s increased production levels, as overall plant operating rates improved to 95% in the first quarter of 2007 compared to 88% in the first quarter of 2006. Despite the increased cost of sales associated with higher raw material and production costs, profitability improved, as the favorable effect of higher average selling prices and TIMET’s improved plant operating rates more than offset the effect of higher raw material and production costs.

The Company’s sales order backlog at the end of March 2007 was $1.0 billion compared to $1.1 billion at the end of December 2006 and $0.9 billion at the end of March 2006.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “TIMET achieved record levels for quarterly net sales and operating income while maintaining overall sales volumes. Demand continued to be strong across all of our end markets, with a slight improvement in mix of mill products and a favorable mix of aerospace quality plate and sheet products contributing to the improved operating results. These factors added to continuing improvement in prices and favorably impacted operating margins during the first quarter of 2007. Expansion of our productive capacity across all areas of our manufacturing operations continues. Our 4,000 metric ton VDP sponge expansion (Henderson, Nevada) is now completed, and commercial production commenced in April 2007. We expect to be operating at full annual capacity of approximately 12,600 metric tons by the end of the third quarter of 2007. Our electron beam cold hearth addition (Morgantown, Pennsylvania) of approximately 8,500 metric tons of melted product annual capacity is on schedule for an anticipated completion date of early 2008. We have commenced design and engineering efforts for a new VDP sponge plant, which could initially provide an additional 10,000 to 20,000 metric tons of annual capacity of premium-grade sponge as early as the end of 2009.

“We have also entered into an extension of an existing third party sponge supply agreement that will provide for the ability to purchase up to 2,600 metric tons of additional sponge beginning in 2009 through 2016. We believe these and other efforts will help insure that we will be able to maintain certainty, quality and reliability of supply for our customers.

“We are focusing on initiatives that will increase our participation in downstream value-added products and capitalize on our ongoing efforts to increase our existing sponge and melt capacity. We are also exploring other opportunities to expand our existing production and conversion capacities through internal expansion and long-term third party arrangements, as well as potential joint ventures and acquisitions. We will continue our efforts to focus on operational excellence and efficiency throughout our organization, which will add benefits as we bring additional capacity online, initiate planned improvements and expansions and strategically invest in our business.”

The financial information contained in this release is subject to future correction and revision and the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 with the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q filed with the SEC.

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information. Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends. Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•      the existence or renewal of certain long-term agreements;
•      the difficulty in forecasting demand for titanium products;
•      global economic and political conditions;
•      global production capacity for titanium;
•      changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•      the possibility of labor disruptions;
•       fluctuations in currency exchange rates;
•      fluctuations in the market price of marketable securities;
•      uncertainties associated with new product or new market development;
•      the availability of raw materials and services;
•      changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•      competitive products and strategies; and
•      other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

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TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended March 31,
	2006	2007

Net sales	$286.9	$341.7
Cost of sales	178.6	208.3

Gross margin	108.3	133.4

Selling, general, administrative and development expense	15.3	17.3
Other income, net	2.1	0.1

Operating income	95.1	116.2

Other non-operating expense, net	0.7	0.2

Income before income taxes and minority interest	94.4	116.0

Provision for income taxes	33.2	36.4
Minority interest in after-tax earnings	2.3	3.2

Net income	58.9	76.4

Dividends on Series A Preferred Stock	2.1	1.4

Net income attributable to common stockholders	$56.8	$75.0

Earnings per share attributable to common stockholders:
Basic	$0.39	$0.46
Diluted	$0.32	$0.41

Weighted average shares outstanding:
Basic	146.1	161.7
Diluted	183.9	184.2

Melted product shipments:
Volume (metric tons)	1,460	1,330
Average selling price (per kilogram)	$32.35	$44.45

Mill product shipments:
Volume (metric tons)	3,675	3,720
Average selling price (per kilogram)	$55.80	$67.20